 Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
By
HIGHLANDS REIT, INC.
OFFER TO PURCHASE UP TO 125,000,000 SHARES OF
ITS OUTSTANDING COMMON STOCK FOR CASH
AT A PURCHASE PRICE OF $0.20 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 29, 2026,
UNLESS EXTENDED OR WITHDRAWN
(SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE” OR THE “EXPIRATION TIME”)
Dear Stockholder:
Highlands REIT, Inc. (“Highlands,” the “Company,” “we,” “us” or “our”) is offering to purchase up to 125,000,000 shares of the Company’s common stock, par value $0.01 per share (“Shares” or “Common Stock”), for cash at a purchase price equal to $0.20 per Share (the “Purchase Price”), or approximately $25.0 million of Shares, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) and the related Important Instructions and Information. This Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information relating to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”
There is no established market for trading shares of our Common Stock.
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 11:59 p.m. New York City time, on September 29, 2026 (such time and date, as may be extended, the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. We will not accept shares of Common Stock subject to conditional tenders, such as acceptance of all or none of the Shares tendered, by any tendering stockholder. Other than with respect to Stockholders holding fractional Shares who elect to tender all of their Shares, we are not offering to purchase, and will not accept, any fractional Shares in the Offer. We have not provided for and will not accept Shares tendered via guaranteed delivery.
Stockholders whose Shares are registered in their name desiring to tender all or any portion of their Shares for purchase must either (1) complete and sign a Letter of Transmittal and deliver it to the Company agent or (2) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2.
Stockholders not interested in tendering any of their Shares need not take any action. For more information, see Section 2 — Procedures for Tendering Shares.
Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all the Shares tendered may be purchased if more than 125,000,000 Shares are properly tendered and not properly withdrawn.

As of August 31, 2026, there were 722,651,178 shares of Common Stock issued and outstanding. Our shares of Common Stock are not listed on a national securities exchange and there is not otherwise an established public trading market for our Shares. We publish an estimated per share value of our Common Stock to assist broker-dealers to comply with the rules published by the Financial Industry Regulatory Authority (“FINRA”). On May 12, 2026, we announced an estimated value of our Common Stock as of May 7, 2026 equal to $0.29 per share on a fully diluted basis. See Section 14 — Certain Information About the Company.
Only Shares properly tendered at the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.
Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any potential future upside and future growth of the Company with respect to such Shares and will lose the right to receive any future distributions or dividends that we may declare and pay.
Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price or to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 14,453,024 Shares.
Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6 — Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a Form 8-K filing or other public announcement, which will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
The Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 6 — Conditions of the Offer.
Our board of directors has approved the Offer. None of the Company, our board of directors, Computershare Trust Company, N.A. (“Computershare”) in its capacity as depositary (“the “Depositary”) or paying agent (the “Paying Agent”), nor Georgeson LLC in its capacity as information agent (the “Information Agent”), or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with the broker, dealer, commercial bank, trust company, custodian or other nominee in whose name your Shares are registered (each a “Custodian”), if applicable, as well as with your tax advisor or your financial advisor.
No person has been authorized to make any recommendation on behalf of the Company, our board of directors, the Depositary, Paying Agent, the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal or Important Instructions and Information. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to Georgeson LLC (“Georgeson”), the Information Agent for the Offer, by telephone toll-free at (833) 363-3589 within the United States, U.S. territories and Canada, or at +1 (516) 415-1586 outside the United States, U.S. territories and Canada.

IMPORTANT
If you want to tender all or any portion of your Shares, you must do one of the following prior to 11:59 p.m., New York City time, on September 29, 2026 (unless the Offer is extended):
•
Registered Holders:   if your Shares are registered in your name, you may either (1) deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Computershare, the Depositary for the Offer, in the enclosed envelope or (2) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2;

Or
•
Holders Whose Shares are Held by Custodians:   if your Shares are registered in the name of a Custodian (e.g., a broker, commercial bank, trust company, etc.), you still must submit your own instruction, with the approval of your Custodian, to tender your Shares for you according to the procedures described in Section 2 — Procedures for Tendering Shares of this Offer to Purchase.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.
We are not disseminating the Offer in any state where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such state. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to not disseminate the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations.
Additional copies of this Offer to Purchase and the Letter of Transmittal and Important Instructions and Information may be obtained from Georgeson, the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to Georgeson at the telephone number set forth on the back cover of this Offer to Purchase. Stockholders should also contact their Custodian for assistance concerning the Offer.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL OR IMPORTANT INSTRUCTIONS AND INFORMATION. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES.
THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF SEPTEMBER 1, 2026, AND THE STATEMENTS INCORPORATED BY REFERENCE HEREIN ARE MADE AS OF THE RESPECTIVE DATES OF THE DOCUMENTS SO INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE THE DATE OF THIS OFFER TO PURCHASE. HOWEVER, WERE ANY MATERIAL CHANGES TO OCCUR THAT WOULD REQUIRE AMENDMENT TO THIS OFFER TO PURCHASE, WE WOULD AMEND THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENT(S) TO DISCLOSE SUCH INFORMATION.

HIGHLANDS REIT, INC.
SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and related Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “Highlands,” “we,” “us,” “our” and the “Company” refer to Highlands REIT, Inc., a Maryland corporation.
Who is offering to purchase my Shares?
Highlands REIT, Inc., a Maryland corporation, with principal executive offices at 1 South Dearborn Street, 20th Floor, Chicago, Illinois 60603, telephone (312) 583-7990. For more information about the Company, see Section 14 — Certain Information About the Company.
What is the purpose of the Offer?
We understand that our stockholders may have different needs with respect to the liquidity of their Shares. The Offer is part of our overall goal to enhance stockholder value while addressing the needs of certain of our stockholders who desire immediate liquidity over other investment objectives. Accordingly, the purpose of the Offer is to provide those stockholders who wish to obtain immediate liquidity for their Shares an opportunity to do so in an efficient manner (without incurring broker’s fees associated with most secondary market sales), while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company.
Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities. As a way to further the dual purposes of the Offer, the Offer represents an efficient mechanism to provide our stockholders who desire immediate liquidity with the opportunity to tender Shares at a definitive Purchase Price, while also providing a benefit to those stockholders who do not participate in the Offer. As such, non-participants will automatically increase their relative percentage ownership interest in us and our future operations, including any liquidity events that we may have in the future. We believe that the continuing refinement of our non-core portfolio will maximize long-term value for our stockholders, position us for future success, and position us for a potential liquidity event for our investors.
The final decision on whether to hold or tender Shares needs to be made by each individual stockholder. For additional information, see Section 18 — Recommendation.
How was the Purchase Price determined?
Our board of directors determined the Purchase Price for the Offer based on discussions with our management. We considered, among other things, the dual purposes of the Offer, the secondary market prices for our stock, the board’s assessment of the long-term value of the Company, current economic conditions and trends affecting real estate, historical tender offers for the Company’s stock, the amount of cash that we would have available to fund the Offer and the likelihood that stockholders would tender.
Based on all these factors, our board of directors arrived at the Purchase Price of $0.20 per Share, which we believe is a price at which our stockholders might sell their Shares pursuant to the Offer and which we can make purchases that will constitute a prudent use of the Company’s financial resources.
What is the effect of the Offer?
The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Assuming the full 125,000,000 Shares are tendered, we would purchase approximately 17.3% of the outstanding Shares as of August 31, 2026. Additionally, stockholders who tender all their Shares will give up the opportunity to participate in any future benefits from owning Shares including the right to any future liquidity events. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date. The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash.
Will you implement a general share repurchase program after the Offer is completed?
Following the Expiration Date, and in compliance with applicable securities laws, we may repurchase Shares under a formal share repurchase program or a subsequent tender offer for our Shares. Any such repurchase program or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under a general repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will implement a general repurchase program or commence an additional tender offer or offers following the Expiration Date. Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer. See Section 11 — Plans and Proposals.
How many Shares will the Company purchase? What will be the form of payment?
We are offering to purchase for cash up to 125,000,000 Shares at a purchase price equal to $0.20 per Share, subject to the terms and conditions of the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to, but not more than 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer, subject to provisions relating to “odd lot” priority and proration. See Section 1 — Price; Number of Shares; Expiration Date; Proration.
We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro rate, we will need to calculate the final proration factor and begin paying for Shares accepted for payment.
We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with Computershare, which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Computershare in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6 — Conditions to the Offer.
Will the tender offer affect my distributions?
Highlands has not historically paid distributions. If you elect to remain a stockholder and do not tender all your Shares, you will receive any future distributions that are authorized by our board of directors and declared by us based on the number of Shares you own on the record dates for the distributions. Any future determination to pay distributions will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, restrictions contained in current or future financing instruments, and such other factors as our board of directors deems relevant.

If you decide to tender all or a portion of your Shares, you will not receive any distributions on the Shares that you tender.
What if stockholders tender more than 125,000,000 Shares?
If more than 125,000,000 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:
•
First, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of fewer than 100 Shares) who tenders all that holder’s Shares; and

•
Second, after the purchase of all the Shares properly tendered and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 14,453,024 Shares.
Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender. If the Offer is oversubscribed, and you are not an odd lot holder, the amount we purchase from you will be prorated.
If we are required to prorate, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) with appropriate adjustments to avoid purchases of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. The preliminary results of any proration will be announced on a Form 8-K as promptly as practicable after the Expiration Date.
The number of Shares that we purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with its tax advisor to evaluate the tax consequences of tendering Shares.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Shares, including any Custodians, whose names, or the names of whose nominees, appear on our stockholder list. For more information, see Section 1 — Price; Number of Shares; Expiration Date; Proration.
If I own fewer than 100 Shares and I tender all my Shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (1) you properly tender all of these Shares, (2) you do not properly withdraw them before the Expiration Time, and (3) you either (i) complete the Letter of Transmittal and the related Odd Lot certification form, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2. See Section 1 — Price; Number of Shares; Expiration Date; Proration.
How do I tender Shares that are registered in my name?
If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must either (1) properly complete and sign the enclosed Letter of Transmittal according to the Important Instructions and Information and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare, in its capacity as the Depositary, at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2.
Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 11:59 p.m. New York City time, on September 29, 2026. See Section 2 — Procedures for Tendering Shares. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery.
How do I tender Shares that I hold through a Custodian?
If you hold your Shares in a brokerage account or otherwise through a Custodian and you are not the holder of record on our books, you have two options for tendering your Shares: you may (1) submit an initial entry through your stockholder portal, to be subsequently approved by your Custodian through the custodian portal, or (2) deliver a physical copy of the Letter of Transmittal, including the signature of your Custodian with a medallion guarantee stamp signifying approval of the submission by your Custodian. These requirements will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 2 — Procedures for Tendering Shares. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. If you hold your Shares through a Custodian, we urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.
Will I be notified of any defects in the documents I submit?
To the extent practicable, the Company and Computershare will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. Such notice will be sent by U.S. mail, and may not be received by you in time to enable you to correct the defect, so we urge that you closely follow all instructions and avoid nonconforming tenders altogether. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering stockholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 2 — Procedures for Tendering Shares.
What is the accounting treatment of the Offer for the Company?
The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and reduce total cash to fund a portion of the Purchase Price.
Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6 — Conditions of the Offer and Section 16 — Certain Legal Matters; Regulatory Approvals.

Must I tender all my Shares to participate in the Offer?
No. Other than odd lot holders seeking to have all their Shares acquired in the Offer (who must tender all their Shares to be entitled to odd lot priority), you may tender all your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1 — Price; Number of Shares; Expiration Date; Proration and Section 3 — Amount of Tenders.
When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?
You may tender your Shares until the Offer expires at 11:59 p.m., New York City time, on September 29, 2026. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will file or issue a Current Report on Form 8-K or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1 — Price; Number of Shares; Expiration Date; Proration and Section 7 — Extension of the Offer; Termination; Amendment.
Will there be any tax consequences to me if I tender my Shares?
Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 17 — Certain U.S. Federal Income Tax Consequences.
Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 17 — Certain U.S. Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides or has already provided its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies or has certified under penalties of perjury, among other things, that the number is correct.
Will I have to pay brokerage fees and commissions if I tender my Shares?
No. If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a Custodian and your Custodian tenders Shares on your behalf, your Custodian may charge you a fee for doing so. We urge you to consult your Custodian to determine whether any such charges will apply. See Section 2 — Procedures for Tendering Shares.
May I withdraw my tendered Shares?
Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must either (1) properly complete and submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal, or (2) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2; provided, however, that you may only withdraw your Shares by the same method you used to tender your Shares. Please note that a Withdrawal Letter delivered via U.S. mail or an overnight courier service may not be received in time. See Section 4 — Withdrawal Rights.
How will the Company pay for the Shares?
We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. Assuming that we purchase 125,000,000 Shares at $0.20 per Share, the value of Shares purchased will be $25.0 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $2.9 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $25.0 million. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with Computershare, the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with Computershare will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Paying Agent. See Section 5 — Purchase and Payment for Tendered Shares and Section 13 — Source and Amount of Funds.
What are the summarized conditions to the Offer?
Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the Expiration Date, including that:
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there is no threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some of or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some of or all the Shares pursuant to the Offer;

•
makes our purchase of, or payment for, some of or all the Shares pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

•
materially impairs the contemplated benefits to us of the Offer;

•
there has occurred no change in general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including:

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any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation of war, armed hostilities or other international or national calamity, including an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed nor have we entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•
to our knowledge, no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

•
to our knowledge, no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•
to our knowledge, no new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
no action has been taken nor has any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•
could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
no change has occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer; and

•
no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (a “REIT”) under the Code or would violate the limitations imposed by Maryland law we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•
terminate the Offer and return all tendered Shares to the tendering stockholders;

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4 — Withdrawal Rights, retain all the tendered Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•
delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. The Offer is not conditioned upon any minimum number of Shares being tendered. See Section 6 — Conditions of the Offer.
May we extend, amend or terminate the offer?
Yes, we may extend, amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been satisfied or waived. See Section 7 — Extension of the Offer; Termination; Amendment.
Has the Company or its board of directors adopted a position on the Offer?
Although our board of directors has authorized the Offer, none of the Company, any member of our board of directors, Computershare, in its capacity as Paying Agent or Depositary, Georgeson, in its capacity as Information Agent, or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender your Shares. You must make your own decision as to whether to tender your Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision whether to tender your Shares and how many Shares to tender with the Custodian in whose name your Shares are registered, if applicable, and with your tax advisor or financial advisor. See Section 18 — Recommendation.
Do the Company’s directors or executive officers intend to tender their Shares in the Offer?
We have been advised that none of our directors, executive officers or affiliates intends to tender any Shares in the Offer.
What if purchasers of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?
Our charter generally provides that no person may own more than 9.8% (in value or in number of shares, whichever is more restrictive), of the outstanding Shares of any class or series of capital stock excluding any outstanding Shares of capital stock not treated as outstanding for U.S. federal income tax purposes. Additionally, and subject to certain exceptions, no person may beneficially own shares of our Common Stock to the extent that such ownership (i) could result in Highlands being considered a “closely held” corporation within the meaning of section 856(h) of the Code, (ii) would result in our common stock being beneficially owned by fewer than 100 people, (iii) could result in Highlands otherwise failing to qualify as a REIT, or (iv) would cause Highlands to own ten percent (10%) or more of the ownership interests in a tenant of the Company’s real property within the meaning of section 856(d)(2)(B) of the Code. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the ownership limits if certain conditions are satisfied. However, our board of directors may not grant an exemption from the ownership limits to any person if that exemption would result in our failing to qualify as a REIT. If repurchases of Shares held by other stockholders were to cause a stockholder to beneficially or constructively own Shares in excess of such ownership limits, unless our board of directors elects to exempt such stockholder from the ownership limits and the conditions to do so are satisfied, such excess Shares would be automatically transferred to a trust for the benefit of a charitable beneficiary unless such stockholder received a waiver of such ownership limits from our board of directors. Stockholders should consider potential application of the ownership limits in our charter in deciding whether to tender their Shares.
Whom do I contact if I have questions about the Offer?
Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Important Instructions and Information and other Offer documents may be directed to Georgeson, the Information Agent, at the following toll-free telephone number: (833) 363-3589 within the United States, U.S. territories and Canada, or +1 (516) 415-1586 outside the United States, U.S. territories and Canada. Georgeson will promptly furnish to stockholders additional copies of the materials at the Company’s expense. Stockholders may also contact their financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties within the meaning of the federal securities laws. These statements include statements about Highlands’ plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Highlands and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase. Such risks, uncertainties and other important factors include: the risks, uncertainties and factors set forth in our filings with the SEC, including our Annual Report on Form 10-K, business, financial and operating risks inherent to real estate investments and the industry; our ability to renew leases, lease vacant space, or re-lease space as leases expire; our ability to effectively evaluate potential transactions and their impact on our business; our ability to repay or refinance our debt as it comes due; difficulty selling or re-leasing our investment properties due to their specific characteristics as described elsewhere in our filings with the SEC; contraction in the global economy or low levels of economic growth; our ability to sell our investment properties at a price and on a timeline consistent with our investment objectives, or at all; our ability to service our debt; changes in interest rates and operating costs; compliance with regulatory regimes and local laws; uninsured or underinsured losses, including those relating to natural disasters or terrorism; domestic or international instability or political or civil unrest, including the ongoing hostilities in Ukraine and Israel and their worldwide economic impact; the amount of debt that we currently have or may incur in the future; provisions in our debt agreements that may restrict the operation of our business; our separation from InvenTrust and our ability to operate as a stand-alone public reporting company; our organizational and governance structure; our status as a REIT; the cost of compliance with and liabilities under environmental, health and safety laws; the uncertainty and economic impact of pandemics, epidemics or other public health emergencies or fear of such events; risks associated with international trade disputes, including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation or otherwise; adverse litigation judgments or settlements; changes in real estate and zoning laws and increases in real property tax rates; changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; changes in governmental regulations or interpretations thereof; and estimates relating to our ability to make distributions to our stockholders in the future.
These factors are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE OFFER
1.
Price; Number of Shares; Expiration Date; Proration.

Subject to the terms and conditions of the Offer, we will purchase 125,000,000 Shares for cash at the Purchase Price of $0.20 per Share that are properly tendered and not properly withdrawn prior to September 29, 2026 (the “Expiration Date”). We reserve the right to extend the Offer. See Section 7 — Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 14,453,024 Shares.
Because of the “odd lot” priority and proration provisions described herein, it is possible that not all your Shares tendered will be purchased if more than 125,000,000 Shares are properly tendered and not properly withdrawn.
Only Shares properly tendered and not properly withdrawn will be eligible to be purchased. Shares tendered but not purchased will be returned promptly following the Expiration Date.
As of August 31, 2026, there were 722,651,178 Shares issued and outstanding.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Common Stock, including Custodians whose names, or the names of whose nominees, appear on the Company’s stockholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
Our board of directors has approved the Offer. None of the Company, our board of directors, Computershare in its capacity as Depositary or Paying Agent for the Offer, nor Georgeson in its capacity as Information Agent for the Offer, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any future upside, future growth, or future liquidity event of the Company with respect to such Shares.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6 — Conditions of the Offer.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the failure of any of the conditions specified in Section 6 — Conditions of the Offer prior to the Expiration Date or for any reason to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Offer, we will file or issue a Current Report on Form 8-K or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
If we (i) increase or decrease the Purchase Price for the Shares in the Offer, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.
Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s). We do not anticipate making any distributions prior to the Expiration Date.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if more than 125,000,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date (or such greater amount that the Company may elect to pay, subject to applicable law), we first will purchase all Shares tendered by any Odd Lot Holder who: (1) either (i) properly completes and submits the Letter of Transmittal and the related Odd Lot certification form or (ii) electronically completes and submits the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2; and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder and does not properly withdraw this tender. Tenders of fewer than all the Shares owned by an Odd Lot Holder will not qualify for this preference.
Next, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 125,000,000 Shares; provided that we may increase the number of Shares purchased by up to 2% of the outstanding Shares without amending or extending the offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 14,453,024 Shares. As a result, it is possible that not all Shares tendered by a stockholder will be purchased.
Odd Lots.   All Shares properly tendered prior to the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amounts of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot certification form. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2 — Procedures for Tendering Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all his, her or its Shares pursuant to the Offer should either (i) complete the Letter of Transmittal and the related Odd Lot certification form, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2.
Proration.   If more than 125,000,000 Shares are properly tendered and not properly withdrawn as of the Expiration Time, the Paying Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. The preliminary results of any proration will be announced on a Form 8-K promptly after the Expiration Date.
2.
Procedures for Tendering Shares.

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must either (1) properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary (Computershare) at the appropriate address in the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2. If you wish to tender your Shares online, you will need your Account Code and Control Code located on the front page of your Letter of Transmittal. Please note that in some cases signatures must be medallion signature guaranteed.
If you hold your Shares in a brokerage account or otherwise through a Custodian and you are not the holder of record on our books, you must either submit an instruction to tender your Shares via your stockholder portal, subject to your Custodian’s approval, or cause the Letter of Transmittal to be physically delivered, including the signatures of your Custodian, including their medallion guarantee stamp, signifying approval of the submission. Such stockholders are urged to consult such Custodian as soon as possible if they wish to tender Shares.
If you are a Custodian tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of nonconformity will be sent to the stockholder and not to the Custodian.
Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 11:59 p.m., New York City time, on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Odd Lot Holders must tender all their Shares and also either (i) complete the Letter of Transmittal and the Odd Lot certification form, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1 — Price; Number of Shares; Expiration Date; Proration.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
•
the Letter of Transmittal is signed by all registered holders of the Shares tendered and the holder has not requested special delivery or special payment options; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.
U.S. Federal Backup Withholding Tax.   Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 17 — Certain U.S. Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to the Paying Agent should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the

Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.
Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.
For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 17 — Certain U.S. Federal Income Tax Consequences.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and Computershare will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter sent through the U.S. mail. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in the materials you provide to us.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may, directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or Equivalent Securities, as defined within Rule 14e-4, at least equal to the Shares being tendered and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
3.
Amount of Tenders.

Stockholders may tender all their Shares or a portion of their Shares specified as a number of Shares that is less than all their Shares. A stockholder will be able to tender his, her or its Shares to us regardless of when the stockholder first purchased the Shares.

4.
Withdrawal Rights.

Stockholders may withdraw Shares tendered at any time prior to 11:59 p.m., New York City time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after September 29, 2026, if their Shares have not been accepted for payment prior to that time.
For withdrawal to be effective, either (1) a Withdrawal Letter must be properly completed and sent by mail or overnight courier service and timely received by the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) the information requested on the Company’s secured, online portal at https://www.computershareCAS.com/Highlands2 must be electronically completed and submitted and timely received by the Depositary; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 — Procedures for Tendering Shares at any time before the Expiration Date.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
5.
Purchase and Payment for Tendered Shares.

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment up to 125,000,000 Shares at the Purchase Price of $0.20 per Share, or approximately $25.0 million of Shares (less withholding of applicable taxes) for Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
If we are required to prorate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. All Shares tendered and not purchased, including Shares not purchased due to proration, will be returned to the tendering stockholders.
Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Time. See Section 6 — Conditions of the Offer.
We will purchase 125,000,000 Shares if the Offer is fully subscribed, which would represent approximately 17.3% of the issued and outstanding Shares as of August 31, 2026. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 14,453,024 Shares.
If more than 125,000,000 Shares are duly tendered prior to 11:59 p.m., New York City time, on the Expiration Date and proration is required as described under Section 1 — Price; Number of Shares; Expiration Date; Proration, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.
Our deposit of the aggregate purchase price with Computershare (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Paying Agent.
6.
Conditions of the Offer.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:
•
any threatened or pending action, suit or proceeding by any third party including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some of or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some of or all the Shares tendered pursuant to the Offer;

•
makes our purchase of, or payment for, some of or all the Shares tendered pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

•
materially impairs the contemplated benefits to us of the Offer;

•
there has occurred any change in general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including:

•
any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation of war, armed hostilities or other international or national calamity, including an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
any tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•
we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•
could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
any change has occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer; or

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code or would violate the limitations imposed by Maryland law, we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.
If any of the foregoing has occurred, we may:
•
terminate the Offer and return all tendered Shares to the tendering stockholders;

•
extend the Offer and, subject to withdrawal rights as set forth in Section 4 — Withdrawal Rights, retain all the Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date; or

•
delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. Such conditions may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.
7.
Extension of the Offer; Termination; Amendment.

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and the Paying Agent and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the events specified in Section 6 — Conditions of the Offer by giving oral or written notice of the termination or postponement to the Depositary and the Paying Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 — Conditions of the Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by adjusting the Purchase Price for Shares purchased in the Offer or increasing or decreasing the aggregate value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time prior to the Expiration Time by public announcement of such amendment.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.
SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the

Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
we adjust the Purchase Price for Shares purchased in the Offer or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7 — Extension of the Offer; Termination; Amendment,

then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.
Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform stockholders of the change and in compliance with applicable law. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by filing a Current Report on Form 8-K. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of Shares purchased to increase by more than 2% of the outstanding Shares.
8.
Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Stockholders who tender all their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions or liquidity events. The purchase of Shares pursuant to the Offer will reduce the stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and will reduce total cash.
We have been advised that none of our directors or executive officers intends to tender any Shares in the Offer.
9.
Treatment of Fractional Shares.

Other than with respect to Stockholders holding fractional Shares who elect to tender all of their Shares, we are not offering to purchase, and will not accept, any fractional Shares in the Offer. If the Offer is oversubscribed, appropriate adjustments to the proration factor will be made in order to avoid purchases of fractional Shares.
10.
Use of Securities Acquired.

Shares purchased in the Offer will return to the status of authorized and unissued Common Stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.
11.
Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following during the time the Offer is open:
•
an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•
any material change in our indebtedness or capitalization of the Company;

•
any other change in our present board of directors or management;

•
any other material change in our corporate structure or business;

•
the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•
any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Highlands REIT, Inc. is an independent, self-advised, non-traded public company with a portfolio of assets including multi-family, retail, office and industrial properties, a correctional facility and unimproved land. Prior to April 28, 2016, Highlands was a wholly-owned subsidiary of InvenTrust Properties Corp. (“InvenTrust” and formerly known as Inland American Real Estate Trust, Inc.), its former parent.
Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer, that relate to or would result in any of the foregoing, we expressly reserve the right to change our plans or intentions at any time. Our strategy is focused on preserving, protecting and maximizing the total value of our portfolio with the long-term objective of providing stockholders with a return of their investment. Other than as disclosed herein, we currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, our board determines that any such transactions are in the best interest of the Company and market conditions are favorable. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our stockholders from any such transaction. The form, likelihood of execution and the timing of any potential strategic transaction are difficult to predict and are subject to a number of known and unknown risks. See Forward-Looking Statements above for further discussion of these difficulties and risks.
After completing the Offer, and in compliance with applicable securities laws, we may repurchase Shares under a formal share repurchase program or a subsequent tender offer for our Shares. If we undertake such repurchases, the price or prices at which we do so may be higher or lower than the Purchase Price. Stockholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that would have occurred as a result of any such potential future event.
Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten (10) business days after the Expiration Date.
12.
Price of Common Stock; Distributions.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future upside, future growth, or liquidity event of the Company with respect to such Shares.
Our board of directors determined the Purchase Price for the Offer based on discussions with our management. We considered, among other things, the dual purposes of the Offer, recent secondary market prices for our stock (including the effective process for such transactions after taking transaction costs into account) the board’s assessment of the long-term value of the Company, current economic conditions and trends affecting real estate, historical tender offers for the Company’s stock, the amount of cash that we would have available to fund the Offer and the likelihood that stockholders would tender. Based on all these factors, our board and management arrived at the Purchase Price of $0.20 which we believe is a price which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources.
We do not currently intend to declare or pay any distribution during the period the Offer is open. Shares purchased in the Offer will no longer be eligible for receipt of future distributions. The Company expressly reserves the right to make distributions in the future in cash or in kind.

13.
Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $25.0 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by 2%, which could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 14,453,024 Shares. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $25.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. As of June 30, 2026, we had approximately $44.5 million in available cash and cash equivalents and $2.0 million of restricted cash on our balance sheet. We do not have any alternative financing arrangements or alternative financing plans.
14.
Certain Information About the Company.

Our Business and State of Incorporation.   Highlands REIT, Inc., which was formed in December 2015, is a Maryland corporation with a portfolio of assets including multi-family, retail, office and industrial properties, a correctional facility and unimproved land. Prior to April 28, 2016, Highlands was a wholly-owned subsidiary of InvenTrust, its former parent. On April 28, 2016, Highlands was spun-off from InvenTrust through a pro rata distribution by InvenTrust of 100% of the outstanding Shares to holders of record of InvenTrust’s common stock as of the close of business on April 25, 2016 (the “Record Date”). Each holder of record of InvenTrust’s common stock received one Share for every one share of InvenTrust’s common stock held at the close of business on the Record Date. As a result, Highlands became an independent, self-advised, non-traded public company.
Each of our assets is owned by a separate legal entity which maintains its own books and financial records. Our strategy is focused on preserving, protecting and maximizing the total value of our portfolio with the long-term objective of providing stockholders with a return of their investment. We engage in rigorous asset management, seek to sustain and enhance our portfolio, and improve the quality and income-producing ability of our portfolio by engaging in selective dispositions, acquisitions, capital expenditures, financing, refinancing and enhanced leasing. We are also focused on cost containment efforts across our portfolio, improving our overall capital structure and making select investments in our existing “non-core” assets to maximize their value. To the extent we are able to generate cash flows from operations or dispositions of assets, in addition to the cash uses outlined above, our board of directors has determined that it is in the best interests of the Company to seek to reinvest in assets that are more likely to generate more reliable and stable cash flows, such as multi-family assets, as part of the Company’s overall strategy to optimize the value of the portfolio, enhance our options for a future potential liquidity option and maximize stockholder value. Given the nature and quality of the “non-core” assets in our portfolio as well as current market conditions, a definitive timeline for execution of our strategy cannot be made.
As of August 31, 2026, there were 722,651,178 Shares issued and outstanding. Our Shares are not listed on a national securities exchange, there is no principal market in which our Shares are traded and there is not otherwise an established public trading market for our Shares. Our Shares are sporadically traded via secondary market transactions through market makers like Central Trade and Transfer, LLC and others, as reported by The Stanger Report. The Stanger Report reported transactions in April-June 2026 that ranged from $0.04 – $0.14 per share. The nominal sale price represents the total value at the time of offering, whereas the effective sale price reflects the nominal sale price adjusted for relevant transaction fees. Secondary market makers traditionally charge transaction fees, which for many of our stockholders materially dilute the proceeds they receive from selling their Shares on the secondary market, yielding an effective sale price below the $0.04 – $0.14 per Share range reported by the Stanger Report for transactions from April-June 2026.
We publish an estimated per Share value to assist broker-dealers to comply with the rules published by FINRA. On May 12, 2026, we announced an estimated value of our Common Stock as of May 7, 2026, equal to $0.29 per Share on a fully diluted basis. To estimate our per Share value, our board engaged an independent third-party real estate advisory firm to estimate the per Share value of our Common Stock on a fully diluted basis as of March 31, 2026. The independent third party utilized the “net asset value” or “NAV” method which is based on the fair value of real estate, and all other assets, less the fair value of total liabilities, as well as certain estimated corporate-level transaction costs that we would expect to incur in connection with a future potential liquidity event, further described below. The fair value estimate of our real estate assets was equal to the sum of the individual real estate values.
The estimate of certain corporate-level transaction costs was provided to the independent third party by the Company. Given that the Company’s strategy involves a future potential liquidity option for current stockholders, management and the board determined that the deduction of certain estimated corporate-level transaction costs in connection therewith was appropriate in determining its estimated per Share value. However, there are no assurances that such costs will be incurred at the level estimated by the Company or at all. As a result, the actual fees and expenses incurred by the Company in connection with the execution of its strategy could differ materially from the amount provided to the independent third party.
Generally, the independent third party estimated the value of our real estate and real estate-related assets, using a discounted cash flow, or “DCF”, of projected net operating income, less capital expenditures, for the ten-year period ending March 31, 2036 and applied a market-supported discount rate and capitalization rate. In the unique instances that a discounted cash flow methodology was not deemed to be the most appropriate valuation methodology, including the valuation of the land and correctional facility assets, a sales comparison approach was primarily utilized. For all other assets, including working capital (which includes cash and other current assets net of current liabilities), fair value was determined separately. The third party also estimated the fair value of our long-term debt obligations by comparing market interest rates to the contract rates on our long-term debt and discounting to present value the difference in future payments. The third party determined NAV in a manner consistent with the definition of fair value under U.S. generally accepted accounting principles. Other than the deduction of certain estimated corporate-level transaction costs that we would expect to incur in connection with a future potential liquidity event, the net asset valuation performed by the independent third party complies with the Institute for Portfolio Alternatives Practice Guideline 2013-01 “Valuation of Publicly Registered Non-Listed REITS”, dated April 29, 2013.
Recent Developments.
The estimated per Share value described above was calculated as of March 31, 2026. Subsequent to that date, on July 9, 2026, the Company, through its subsidiary IVT PPD Hudson Associates, L.L.C., entered into a lease agreement (the “Hudson Lease”) with GEO Secure Services, LLC (the “Hudson Lessee”) for the Company’s property located at 3001 Juniper Street, Hudson, CO 80642 (the “Hudson Property”). The Hudson Property is the correctional facility included in the Company’s portfolio. The Hudson Lease commenced on August 1, 2026 and has a term of eighty-eight (88) months from the commencement date.
Pursuant to the Hudson Lease, the Hudson Lessee will pay the Company a monthly base rental fee of $250,000 per month, beginning four (4) months after the commencement date. The monthly base rental fee will be increased to $958,333.33 per month beginning on the earlier of (i) the six-month anniversary of the commencement date or (ii) the date on which the Hudson Property becomes occupied (the “Occupancy Date”). Thereafter, the monthly base rental fee shall be increased by 3% on each annual anniversary of the Occupancy Date. If a certain agreement between the Hudson Lessee and an unrelated third party (as described in the Hudson Lease) is terminated during the term, the base rental fee shall be decreased to $250,000 per year for the remainder of the term. In addition to the base rental fee, the Hudson Lessee will also pay to the Company a sum equal to the total annual taxes for the Hudson Property and all improvements thereon and thereto.
The Hudson Lease was entered into after the date as of which the Company’s most recent estimated per Share value was determined and was not reflected in the estimated per Share value of $0.29 described above. The Company believes that the Hudson Lease may have a material impact on the value of the Company’s assets and, accordingly, on the estimated per Share value. Stockholders should consider the potential impact of the Hudson Lease in making their decision whether to tender their Shares in the Offer.
Executive Officers and Directors of the Company.   The names of our executive officers and directors are set forth below. The business address for each person is: 1 South Dearborn Street, 20th Floor, Chicago, Illinois 60603, and the telephone number for each person is (312) 583-7990.

Beneficial Ownership of Shares by Directors and Officers.   Based on a review of filings with the SEC, the following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by (1) our directors, (2) our named executive officers, and (3) our directors and executive officers as a group. All information is as of August 31, 2026.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Shares Outstanding(1)
Directors and Named Executive Officers:
Robert Lange, Director, President and Chief Executive Officer	11,523,153	1.6%
Kimberly Karas, Senior Vice President, Chief Accounting Officer and Treasurer	1,437,613	0.2%
Jessica Boehm, Senior Vice President, General Counsel and Secretary	879,920	0.1%
Jeffrey Shekell, Director	1,552,887	0.2%
R. David Turner, Director	1,834,633	0.3%
All Executive Officers and Directors as a Group	17,228,206	2.4%

*
Indicates less than 1%

(1)
Based on 722,651,178 shares of our Common Stock outstanding as of August 31, 2026.

Recent Securities Transactions.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, during the past sixty days, no transactions with respect to the Common Stock have been effected by the Company, its executive officers, directors, affiliates or subsidiaries.
Stock-Based Compensation Plans; Other Interests.   Except (1) as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO and (2) for the employment and incentive compensation arrangements described in our filings with the SEC, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Incorporation by Reference.   The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Offer and is deemed to be part of this Offer to Purchase except to the extent any such information is modified or superseded by information in the Offer to Purchase or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;

•
our Current Reports on Form 8-K filed with the SEC on May 12, 2026, May 18, 2026, May 26, 2026, and July 13, 2026; and

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2026.

We encourage you to review the information in the documents we are incorporating by reference when evaluating your decision to participate in the Offer.

15.
Additional Information.

We have filed an issuer tender offer statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any of or all the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of the Summary Term Sheet.
16.
Certain Legal Matters; Regulatory Approvals.

We are aware of neither any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer nor any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6 — Conditions of the Offer.
17.
Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.
This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with, retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.
This summary of certain U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) subject to any alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Shares through a partnership or other pass-through entity, (xi) subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement, (xii) a trader in securities that elects to mark-to-market, (xiii) a non-U.S. government or international organization, (xiv) a non-U.S. stockholder that is a passive foreign investment company or a controlled foreign corporation, (xv) a U.S. expatriate, or (xvi) a U.S. stockholder whose “functional currency” is not the U.S. dollar. This summary does not address the Medicare tax on certain investment income.
This summary is for general information purposes only and is not tax advice.
For purposes of this summary, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:
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an individual who is a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. stockholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. stockholder.
If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING OF SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Federal Income Taxation of U.S. Stockholders
Generally.   A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.
As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offer.
Sale Treatment.   Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for U.S. federal income tax purposes if such redemption: (i) results in a “complete redemption” of all the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any Shares that the U.S. stockholder is treated as owning pursuant to certain constructive ownership and ownership attribution rules in the Code. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions and (ii) such U.S. stockholder owns less than 50% of the total combined voting power of all classes entitled to vote.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder’s redemption of Shares pursuant to the Offer will result in a “meaningful reduction” of such U.S. stockholder’s proportionate interest will depend on such U.S. stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. Although our Shares are widely held, our Shares are not publicly traded. U.S. stockholders are urged to consult their tax advisors about the applicability of that ruling to the Offer.
U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all his or her Shares) can be given no assurance that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.
If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have tendered their Shares on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 37% under current law. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal capital gain tax rate of 25% (which is generally higher than the long-term federal capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital gains of corporations generally are taxed at the U.S. federal income tax rate applicable to corporate ordinary income. The deductibility of capital losses is subject to limitations.
Dividend Treatment.   If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. To the extent the dividend is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-deferred return of capital, reducing the tax basis in the U.S. stockholder’s Shares, and to the extent it exceeds the U.S. stockholder’s tax basis, will be treated as gain realized from the sale of the U.S. stockholder’s Shares (as discussed above under “Sale Treatment”). Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher U.S. federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective U.S. federal income tax rate on such dividends.
If a repurchase of our Shares pursuant to the Offer is treated as a distribution, a U.S. stockholder’s adjusted tax basis in the repurchased Shares generally will be transferred to the U.S. stockholder’s remaining Shares, if any. If a U.S. stockholder owns no other Shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely.
U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the repurchase is treated as a distribution with respect to their Shares.
Constructive Distributions.   Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, U.S. stockholders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including U.S. stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.
Backup Withholding and Information Reporting.   Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by a U.S. stockholder in order to determine whether backup withholding is required. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. If a U.S. stockholder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including all corporations) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.
U.S. Federal Income Taxation of Non-U.S. Stockholders
Generally.   The U.S. federal income tax consequences to a Non-U.S. stockholder that sells Shares pursuant to the Offer will depend on whether the redemption qualifies as a sale of the Shares for U.S. federal income tax purposes under Section 302 of the Code, determined in the same manner as described above for U.S. stockholders. If such a redemption qualifies as a sale of Shares under Section 302 of the Code, the U.S. federal income tax consequences to the Non-U.S. stockholder will be as described below under the “Sale Treatment” section. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the Non-U.S. stockholder will be treated as having received a distribution from us, with the U.S. federal income tax consequences discussed below in the “Dividend Treatment” section. Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed Non-U.S. stockholders may be subject to U.S. withholding tax on the gross amount received in such redemption.
Sale Treatment.   If our redemption of a Non-U.S. stockholder’s Shares is treated as a sale for U.S. federal income tax purposes, any gain realized by such Non-U.S. stockholder on the sale of the Shares generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with the Non-U.S. stockholder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. stockholder in the United States;

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the Non-U.S. stockholder is a nonresident alien present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met; or

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the gain is taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), by reason of the holder’s Shares constituting a United States real property interest (“USRPI”), within the meaning of FIRPTA.

A non-corporate Non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at the same graduated U.S. federal income tax rates applicable to United States persons (as defined under the Section 7701(a)(30) of the Code). If a Non-U.S. stockholder that is a non-U.S. corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments.
An individual Non-U.S. stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
As to the third bullet point immediately above, Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon the sale of our Shares if we are a United States real property holding corporation (“USRPHC”) during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. We anticipate that we will be a USRPHC based on our investment strategy. However, if we are a USRPHC, a Non-U.S. stockholder generally would not incur tax under FIRPTA on the gain from the sale of our Shares if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. stockholders. We cannot assure you that this test will be met.
Even if a REIT’s non-U.S. ownership remains under 50% for five years and the REIT otherwise meets the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a Non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of its stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires the stock within certain prescribed periods.
An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer, including whether such individual is treated as a resident.
If the gain realized on the disposition of Shares in the Offer were taxed under FIRPTA, a Non-U.S. stockholder generally would be taxed on that gain in the same manner as a U.S. stockholder, subject to any applicable alternative minimum tax. The Non-U.S. stockholder also generally would be required to file a U.S. federal income tax return. The applicable withholding agent will generally be required under FIRPTA to withhold at a rate of 15% with respect to such amounts.
ALL NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE SALE OF SHARES PURSUANT TO THE OFFER.
Dividend Treatment.   If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the Non-U.S. stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the Non-U.S. stockholder pursuant to the Offer.
As described above for U.S. stockholders, distributions of cash or property to a Non-U.S. stockholder in respect of the Shares received in the Offer will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. stockholder’s adjusted tax basis in the Shares. Any remaining excess will be treated as capital gain and will be treated as described above in the “Sale Treatment” section.
Dividends paid to a Non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. stockholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. stockholder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. stockholder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. stockholder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed above, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such stockholder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Shares are held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. stockholders that are pass-through entities rather than corporations or individuals.
A Non-U.S. stockholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. stockholders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Distributions Attributable to the Sale or Exchange of United States Real Property Interests.   Notwithstanding the above and whether or not a Non-U.S. stockholder satisfies one of the Section 302 tests, amounts received by a Non-U.S. stockholder with respect to our purchase of Shares in the Offer that are attributable to gain from our sales or exchanges of USRPIs generally will be subject to U.S. federal income tax under FIRPTA at the rate that would apply to such gain if the Non-U.S. stockholder were a U.S. stockholder (and possibly an additional 30% branch profits tax that may apply to a Non-U.S. stockholder that is a non-U.S. corporation) and generally will be subject to withholding at a rate of 21%.
Constructive Dividends.   To the extent a Non-U.S. stockholder is deemed to receive a constructive dividend with respect to an increase in its percentage ownership of the Company as a result of the Offer (as discussed above for U.S. stockholders in the “Constructive Distributions” section), such constructive dividend should generally be treated as described above in the “Dividend Treatment” section.
Withholding.   Although the exchange of Shares for cash pursuant to the Offer by a Non-U.S. stockholder may be eligible for sale and exchange treatment under Section 302 (see “— Sale Treatment”), for withholding purposes, we will treat any such exchange as a distribution for U.S. federal income tax purposes that is made out of our current or accumulated earnings and profits and withhold tax at a 30% rate on payments to Non-U.S. stockholders, or such lower rate as may be specified by an applicable income tax treaty (if we or the applicable withholding agent has received proper certification of the application of such income tax treaty); provided, however, that in the case of a Non-U.S. stockholder that properly claims a reduced rate of, or exemption from, withholding on dividends, we may withhold at not less than the 15% withholding rate or the 21% withholding rate that may apply under FIRPTA to amounts not treated as dividends. Other withholding agents may also do the same. Non-U.S. stockholders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-U.S. stockholder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including the Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of the Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of the Shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including the Shares), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Shares.
18.
Recommendation.

While our board of directors has approved the Offer, none of the Company, our board of directors, Computershare in its capacity as the Depositary or Paying Agent, Georgeson in its capacity as Information Agent, or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors or Custodians.
Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.
19.
Miscellaneous.

The Offer is not being disseminated to stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to not disseminate the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations.
We have retained Computershare to act as the Depositary and the Paying Agent, and Georgeson to act as the Information Agent in connection with the Offer. In its role as Depositary, Computershare will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders, that contact it. As Paying Agent, Computershare will be responsible for matching payment for all Shares purchased by us in the Offer. As the Information Agent, Georgeson may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
Computershare will receive reasonable and customary compensation for its respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons, for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of Computershare, for purposes of the Offer.
Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the Offer directly to the Depositary. Beneficial owners who do not own their Shares as record holders are urged to consult their Custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through their Custodians and not directly to the Depositary.
Stockholders holding their Shares through a Custodian must not deliver a Letter of Transmittal directly to the Depositary. If you hold your Shares through a Custodian, the Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or such stockholder’s Custodian to the Depositary as follows:
The Depositary and Paying Agent for the Offer is:
Computershare Trust Company, N.A.
Permitted Methods of Delivery to the Depositary:
Online via: https://www.computershareCAS.com/Highlands2
By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Highlands REIT, Inc. c/o Computershare Trust Company, N.A. Attention: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Highlands REIT, Inc. c/o Computershare Trust Company, N.A. Attention: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021
Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor New York, NY 10019
If you have questions or need assistance, please contact Georgeson by telephone at (833) 363-3589 within the United States, U.S. territories and Canada, or at +1 (516) 415-1586 outside the United States, U.S. territories and Canada.